Exhibit 3.2

CERTIFICATE OF REGISTERED SERIES

OF

ISQ OPEN INFRASTRUCTURE COMPANY LLC – SERIES I

This Certificate of Registered Series of ISQ Open Infrastructure Company LLC – Series I (the “Series”), a registered series of ISQ Open Infrastructure Company LLC, a Delaware limited liability company, dated as of March 13, 2025, is being duly executed and filed by the undersigned to form a registered series under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

1.	Name of the Limited Liability Company. The name of the limited liability company is ISQ Open Infrastructure Company LLC.

2.	Name of Registered Series. The name of the registered series is ISQ Open Infrastructure Company LLC – Series I.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Registered Series as of the date first-above written.

/s/ Gautam Bhandari
Name:	Gautam Bhandari
Title:	Authorized Person